EXHIBIT 5.1

[LETTERHEAD OF RUTAN & TUCKER, LLP]

Rutan & Tucker, LLP

611 Anton Boulevard, 14th Floor

Costa Mesa, California 92626

November 23, 2011

Quality Systems, Inc.

18111 Von Karman, Suite 700

Irvine, California 92612

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Quality Systems, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer of an indeterminate amount of the Company’s common stock (the “Shares”). The Shares may be offered and sold by the Company from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), as set forth in the “base” prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the Prospectus that may be filed under the Act.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion.

We have assumed:

(i) the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document;

(ii) the issuance, sale, amount, and terms of the Shares to be offered from time to time will be duly authorized and established by proper action of the Board of Directors (the “Board”) of the Company, and in accordance with the Articles of Incorporation of the Company, as amended from time to time, the Bylaws of the Company, as amended from time to time, and applicable California law, and that, at the time of each such issuance and sale of such Shares, the Company will continue to be validly existing and in good standing under the laws of the State of California, with the requisite corporate power and authority to issue and sell all such Shares at such time; and

(iii) that any Shares issued pursuant to the Registration Statement from time to time will not exceed the maximum authorized number of shares of common stock under the Articles of Incorporation of the Company, as amended from time to time, minus that number of shares of common stock of the Company that may have been issued and are outstanding, or are reserved for issuance for other purposes, at such time.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when both (a) the Board has taken all necessary corporate action to approve the issuance and terms of the offering of the Shares and related matters, and (b) certificates representing the Shares have been duly executed, countersigned, registered and delivered either in accordance with the applicable definitive placement agency, underwriting, subscription or similar agreement approved by the Board, and for the consideration approved by the Board (not less than the par value of the Common Stock), then the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/    RUTAN & TUCKER, LLP